Exhibit 99.1

Summit Materials Announces Appointment of Tamla Oates-Forney to Board of Directors

DENVER, CO. (May 19, 2021) — Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced that its board of directors has appointed Tamla Oates-Forney as a new independent director and member of the board’s Human Capital and Compensation Committee. With the appointment of Ms. Oates-Forney, Summit’s board now comprises nine members.

Howard Lance, Chairman of Summit, stated, “I am delighted that Tamla has agreed to join the Summit board. She is an accomplished global Human Resources Executive with over 25 years of diverse HR experience cultivated through leadership roles with Waste Management and General Electric. Tamla brings a wealth of expertise in human capital management that will be a strategic asset to the Company.”

Anne Noonan, CEO of Summit, added, “We welcome Tamla to Summit’s board of directors. Her effectiveness in providing strategic leadership through periods of accelerated growth will bring meaningful contributions to our Company as we pursue our Elevate Summit strategy. I committed us to improving our human capital management, with a focus on the areas of safety, talent management and recruitment and Tamla will bring valued expertise to all these areas.”

Tamla Oates-Forney is a seasoned global human resources executive in large and complex organizations. She currently serves as Senior Vice President, Chief People Officer, at Waste Management, a Fortune 250 environmental services company of approximately 50,000 employees, where she has primary responsibility for the human resources strategy including HR operations, employee relations, labor relations, HR information systems, compensation, benefits, culture & engagement, learning, leadership development and total talent management.

Prior to joining Waste Management, Ms. Oates-Forney served in positions of increasing responsibility during her 20-year career at General Electric most notably, Chief Diversity Officer for GE Appliances and Lighting, Human Resources Leader for GE Africa, and Vice President of Human Resources for GE Energy Connections. Oates-Forney was named a GE Company officer in 2016, making her the highest ranking African American female executive at the time of her departure.

Oates-Forney is a graduate of the University of North Carolina at Chapel Hill where she earned her Bachelor of Science in Business Administration.

About Summit Materials, Inc.

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and non-residential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.

Investor Contact
Karli Anderson
EVP, Chief Environmental, Social & Governance Officer and Head of Investor Relations
Summit Materials, Inc.
karli.anderson@summit-materials.com
303-515-5152

Media Contact
Deon MacMillan
EVP, Chief People Officer and Head of Corporate Communications
Deon.MacMillan@summit-materials.com